Company: Calavo Growers, Inc. (NASDAQ: CVGW) LTM Revenue:$1.0 billion Headquarters: Santa Paula, CA Year Founded:1924 Website:www.calavo.com Description:Calavo Growers, Inc. is a global avocado-industry leader and a provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The company operates in three business segments. The Fresh segment (“Fresh”) procures and markets fresh avocados and select other fresh produce (tomatoes). The Renaissance Food Group segment (“RFG”), creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers. The Foods segment (“Foods”) manufactures and distributes guacamole, guacamole hummus and salsa. 11 70 32 87 171 59 255 242 0 COMPANY FACT SHEET JUNE 2017 Strong Financial Performance Net Sales ($MMs) Adjusted EPS North American Plant Footprint Operating Segments LTM Net Sales Breakdown LTM Gross Margin Breakdown Stock info as of 6/6/17 52-Week Range: High:$75.00 Low:$48.75 Shares Out:17.5MM approx. Market Cap:$1.3BN approx. FY ‘17 Div.:$0.90/share FY End Date:Oct. 31 Substantial Investment and Return of Capital Gross Profit ($MMs) Dividends Paid LTM Gross Margin by Operating Segment Market Facts Facility Legend Fresh RFG Foods Investments Exhibit 99.1

11 70 32 87 171 59 255 242 0 COMPANY FACT SHEET JUNE 2017 Fresh Foods Renaissance Food Group (“RFG”) FY16 Produce Mix FY16 Avo by Origin FY16 Channel Mix Product Overview: High pressure technology No preservatives Refrigerated and frozen products Variety of convenient packaging options (cups, tubs, trays, pouches) Segment Highlights: Growing consumer demand for avocados Favorable demographic and health profile Leading market share in the avocado industry Recent investments to expand capacity in North America Calavo brand known for consistent, quality supply Segment Highlights: Highly complementary to Fresh and RFG business segments High growth fresh dips & spreads category Provides additional branding presence at retail Expanding array of product and packaging options Segment Highlights: Rapid growth in the fresh foods industry at retail, especially among value-added/prepared foods Captures consumer trends toward fresh, convenience & no preservatives Partner with retailers to provide them with a full-scale fresh prepared food solution Nationwide network of fresh food facilities allows for made-to-order production and just-in-time delivery Select Product Offerings: Fresh-cut fruit Fresh-cut vegetables Prepared salads Sandwiches / wraps Prepped meal kit ingredients RTE/Ready-to-heat meals Value-Added Services: Conditioning / Pro-Ripe VIP® Ripening Bagging Organic / Fairtrade Sourcing Rapid Growth of Total Fresh Prepared Food Market at Retail Source: IRI, Fresh Look Marketing Segment Financial Data Segment Financial Data Segment Financial Data RFG serves high-growth segments of the store: Value-Add Fruit +8.3% Value-Add Veg +8.7% Deli Prepared +5.3% Source: Nielsen, 2016